                                                                    Exhibit 99.4

                               GLOBE BANCORP, INC.
                          PROPOSED HOLDING COMPANY FOR
                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION
                               METAIRIE, LOUISIANA

                          PROPOSED MARKETING MATERIALS







                          PREPARED BY: JOHN ANDREW HITT
                               TRIDENT SECURITIES

                               Marketing Materials
                               Globe Bancorp, Inc.
                               Metairie, Louisiana

                                TABLE OF CONTENTS

I.                Press Releases
                  A.       Explanation
                  B.       Schedule
                  C.       Distribution List
                  D.       Press Release Examples

II.               Advertisements
                  A.       Explanation
                  B.       Schedule
                  C.       Advertisement Examples

III.              Question and Answer Brochure

IV.               Individual Letters and Community Meeting Invitations

V.                Counter Cards and Lobby Posters
                  A.       Explanation
                  B.       Quantity

VI.               Proxy Reminder
                  A.       Explanation
                  B.       Example

VII.     Subscription Rights Notice
                  A.       Explanation
                  B.       Example

                                I. Press Releases


A.       Explanation

         In an effort to assure that all customers receive prompt accurate information in a simultaneous manner, Trident advises Globe Homestead to forward press releases to area newspapers, radio stations, etc. at various points during the conversion process.

         Only press releases approved by Conversion Counsel and the OTS will be forwarded for publication in any manner.

B.       Schedule

         1.       OTS Approval of Conversion

         2.       Close of Stock Offering

                              C. Distribution List

                           NATIONAL DISTRIBUTION LIST



NATIONAL THRIFT NEWS                          WALL STREET JOURNAL
212 West 35th Street                          World Financial Center
13th Floor                                    200 Liberty
New York, New York  10001                     New York, NY  10004
Richard Chang

AMERICAN BANKER                               SNL SECURITIES
One State Street Plaza                        Post Office Box 2124
New York, New York  10004                     Charlottesville, Virginia  22902
Michael Weinstein

BARRONS                                       INVESTORS BUSINESS DAILY
Dow Jones & Savings Bank                      12655 Beatrice Street
Barrons Statistical Information               Post Office Box 661750
200 Burnett Road                              Los Angeles, California  90066
Chicopee, Massachusetts  01020

NEW YORK TIMES
229 West 43rd Street
New York, NY  10036



                             LOCAL DISTRIBUTION LIST


All local news and trade publications

D.       Press Release Examples
PRESS RELEASE                               FOR IMMEDIATE RELEASE
                                            ---------------------
                                            For More Information Contact:
                                            Thomas Exnicios, President and CEO
                                            (504) 887-0057

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION

                        CONVERSION TO STOCK FORM APPROVED

         Metairie, Louisiana (_____, 2001) - Thomas Exnicios, President and CEO of Globe Homestead Federal Savings Association ("Globe Homestead"), Metairie, Louisiana announced today that Globe Homestead has received approval from the Office of Thrift Supervision to convert from a federally-chartered mutual savings association to a federally-chartered stock savings bank. In connection with the Conversion, Globe Homestead has formed a holding company, Globe Bancorp, Inc. ("Globe Bancorp"), to hold all of its outstanding capital stock.

         Globe Bancorp is offering up to 304,175 shares of its common stock, subject to adjustment, at a price of $10.00 per share. Certain depositors of Globe Homestead will have an opportunity to subscribe for stock in a Subscription Offering that closes at 12:00 noon on ___________. Shares that are not subscribed for during the Subscription Offering may be offered subsequently to the general public in a Direct Community Offering, with first preference given to natural persons and trusts of natural persons residing in Jefferson Parish, Louisiana. The Subscription Offering, and the Community Offering, if conducted, will be managed by Trident Securities of Raleigh, North Carolina. Copies of the Prospectus relating to the offerings and describing the Plan of Conversion will be mailed on or about __________, 2001.

         As a result of the Conversion, Globe Homestead will be structured in the stock form and will be a wholly-owned subsidiary of Globe Bancorp. According to Mr. Exnicios, "Our day to day operations will not change as a result of the Conversion and deposits will continue to be insured by the FDIC up to the applicable legal limits."

         Customers with questions concerning the stock offering should call Globe Homestead's Stock Information Center at (504) 887-0059, or visit Globe Homestead's office.

PRESS RELEASE #2                         FOR IMMEDIATE RELEASE
                                         ---------------------
                                         For More Information Contact:
                                         Thomas Exnicios, President and CEO
                                         (504) 887-0057

              GLOBE BANCORP, INC. COMPLETES INITIAL PUBLIC OFFERING


         Metairie, Louisiana - (______, 2001) Thomas Exnicios, President and CEO of Globe Homestead Federal Savings Association ("Globe Homestead"), announced today that Globe Bancorp, Inc. ("Globe Bancorp") the proposed holding company for Globe Homestead, has completed its initial stock offering in connection with Globe Homestead's conversion from a mutual to a stock organization. A total of _______ shares were sold at the price of $10.00 per share.

         On ________________, Globe Homestead's Plan of Conversion was approved by its voting members at a special meeting.

         Mr. Exnicios said that the officers and boards of directors of Globe Bancorp and Globe Homestead wished to express their thanks for the response to the stock offering and that Globe Homestead looks forward to serving the needs of its customers and new stockholders as a community-based stock institution. The stock will commence trading on the OTC Electronic Bulletin Board under the symbol "____". Trident Securities of Raleigh, North Carolina managed the stock offering.

                               II. Advertisements

A.       Explanation

         The intended use of the attached advertisement "A" is to notify Globe Homestead's customers and members of the local community that the conversion offering is underway.

         The intended use of advertisement "B" is to remind Globe Homestead's customers of the closing date of the Subscription Offering.

B.       Media Schedule

         1. Advertisement A - To be run immediately following OTS approval and possibly run weekly for the first three weeks.
         2. Advertisement B - To be run during the last week of the subscription offering.

         Trident may feel it is necessary to run more ads in order to remind customers of the close of the Subscription Offering, and the Community Offering, if conducted.

         Alternatively, Trident may, depending upon the response from the customer base, choose to run fewer ads or no ads at all.

         These ads will run in the local newspapers.

         The ad size will be as shown or smaller.

--------------------------------------------------------------------------------
This is neither an offer to sell nor a solicitation of an offer to buy the stock of Globe Bancorp, Inc. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Globe Bancorp stock would be unlawful. The shares of Globe Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other governmental agency.

NEW ISSUE                                                 ________________, 2001

                                 304,175 SHARES

                     These shares are being offered pursuant
                        to the Plan of Conversion whereby

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION


      Metairie, Louisiana, will convert from a federally-chartered mutual savings association to a federally-chartered stock savings bank and become a wholly owned subsidiary of

                              GLOBE BANCORP, INC.

                                  COMMON STOCK

                                 ---------------

                             PRICE $10.00 PER SHARE

                                 ---------------


                               TRIDENT SECURITIES

                For a copy of the prospectus call (504) 887-0059.

--------------------------------------------------------------------------------

Advertisement (B)

--------------------------------------------------------------------------------

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION

                       _________, 2001 IS THE DEADLINE TO
                      SUBSCRIBE FOR STOCK OF GLOBE BANCORP

            Customers of Globe Homestead Federal Savings Association
              have the opportunity to invest in Globe Homestead by
          subscribing for common stock in its proposed holding company.

                               GLOBE BANCORP, INC.

                  A Prospectus relating to these securities is
                available at our Stock Information Center located at our main office. The telephone number for the
                   Stock Information Center is (504) 887-0059.

   This is neither an offer to sell nor a solicitation of an offer to buy the stock of Globe Bancorp, Inc. The offer is made only through the prospectus. There shall be no offer in any state where such offer or solicitation of an offer to buy Globe Bancorp stock would be unlawful.
      The shares of Globe Bancorp common stock are not deposits or savings accounts and will not be insured by the FDIC or any other
                              governmental agency.

--------------------------------------------------------------------------------

                       III. Question and Answer Brochure

--------------------------------------------------------------------------------



A.       Explanation

         The Question and Answer brochure is an essential marketing piece in any conversion. It serves two purposes: a) to answer specifically some of the most commonly asked questions; and b) to highlight in brochure form the intended stock purchases of Globe Homestead's officers and directors shown in the Prospectus. Although most of the answers are taken verbatim from the Prospectus, it saves the individual from searching for the answer to a simple question.

B.       Method of Distribution

         There are three primary methods of distribution of the Question and Answer brochure. However, regardless of the method the brochures must always be accompanied by a Prospectus.

         1. A Question and Answer brochure is sent out in the initial mailing to all members of Globe Homestead.

         2. Question and Answer brochures are available in Globe Homestead's Stock Information Center.

         3. Question and Answer brochures are sent out in a standard information packet to all interested investors who phone the Stock Information Center requesting information.

                              QUESTIONS AND ANSWERS
                                    REGARDING
                             THE PLAN OF CONVERSION


In November, 2000 the Board of Directors of Globe Homestead Federal Savings Association ("Globe Homestead") unanimously adopted the Plan of Conversion, pursuant to which Globe Homestead will convert from a federally-chartered mutual savings association to a federally-chartered stock savings bank (the "Conversion"). In addition, all of Globe Homestead's outstanding capital stock will be issued to Globe Bancorp, Inc. ("Globe Bancorp"), which Globe Homestead organized to be its holding company.

This brochure is provided to answer general questions you might have about the Conversion. Following the Conversion, Globe Homestead will continue to provide financial services to its depositors, borrowers and other customers as it has in the past and will operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal insurance coverage on Globe Homestead's deposits or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Globe Homestead.

For complete information regarding the Conversion, see both the Prospectus and the Proxy Statement dated ___________. Copies of each of the Prospectus and the Proxy Statement may be obtained by calling the Stock Information Center at
(504) 887-0059.

         THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK OF GLOBE BANCORP. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS. THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY GLOBE BANCORP STOCK WOULD BE UNLAWFUL. THE SHARES OF GLOBE BANCORP COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                              QUESTIONS AND ANSWERS

                               GLOBE BANCORP, INC.
                        (THE PROPOSED HOLDING COMPANY FOR
                  GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION)

                           MUTUAL TO STOCK CONVERSION

1.       Q.       WHAT IS A "CONVERSION"?
         A.       Conversion is a change in the legal form of organization.
                  Globe Homestead currently operates as a federally-chartered mutual savings association with no stockholders. Through the Conversion, Globe Homestead will become a federally-chartered stock savings bank, and the stock of its holding company, Globe Bancorp, will be held by those individuals who purchase stock in the Subscription and Community Offerings or in the open market following the offerings.

2.       Q.       WHY IS GLOBE HOMESTEAD CONVERTING?
         A.       Globe Homestead, as a mutual savings bank, does not have
                  stockholders and has no authority to issue capital stock. By converting to the stock form of organization, Globe Homestead will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of Globe Homestead by providing a larger capital base from which Globe Homestead may operate, the ability to attract and retain qualified management through stock-based employee benefit plans, enhanced ability to diversify into other financial services related activities and expanded ability to render services to the public.

                  The Board of Directors and management of Globe Homestead believe that the stock form of organization is preferable to the mutual form of organization for a financial institution. In fact, there has been a significant decline in the number of mutual thrifts from over 12,500 mutual institutions at their height in the late 1920's to fewer than 800 mutual thrifts today.

                  Globe Homestead believes that converting to the stock form of organization will allow Globe Homestead to more effectively compete with local community banks, thrifts, and with statewide and regional banks, which are in stock form. Globe Homestead believes that by combining its existing quality service and products with a local ownership base, Globe Homestead's customers and community members who become stockholders will be inclined to do more business with Globe Homestead.

                     Furthermore, because Globe Homestead competes with local
                  and regional banks not only for customers, but also for employees, it believes that the stock form of organization will better afford Globe Homestead the opportunity to attract and retain employees, management and directors through various stock benefit plans which are not available to mutual savings institutions.

3.       Q.       IS THE CONVERSION BENEFICIAL TO THE COMMUNITIES THAT GLOBE
                  HOMESTEAD SERVES?
         A.       Management believes that the structure of the Subscription and
                  Community Offerings is in the best interest of the communities that Globe Homestead serves because following the Conversion it is anticipated that a significant portion of the common stock of Globe Bancorp will be owned by local residents desiring to share in the ownership of a local community financial institution. Management desires that a significant portion of the shares of common stock sold in the Offerings will be sold to residents of Jefferson Parish, Louisiana.

4.       Q.       WHAT EFFECT WILL THE CONVERSION HAVE ON DEPOSIT ACCOUNTS AND
                  LOANS?
         A.       Terms and balances of accounts in Globe Homestead and interest rates paid on such accounts will not be affected by the Conversion. Insurable accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted by law. The Conversion also will not affect the terms or conditions of any loans to existing borrowers or the rights and obligations of these borrowers under their individual contractual arrangements with Globe
                  Homestead.

5.       Q.       WILL THE CONVERSION CAUSE ANY CHANGES IN GLOBE HOMESTEAD'S
                  PERSONNEL?
         A.       No. Both before and after the Conversion, Globe Homestead's business of accepting deposits, making loans and providing financial services will continue without interruption with the same board of directors, management and staff.

6.       Q.       WHAT APPROVALS MUST BE RECEIVED BEFORE THE CONVERSION BECOMES
                  EFFECTIVE?
         A.       First, the Board of Directors of Globe Homestead must adopt the Plan of Conversion, which occurred in November, 2000.
                  Second, the Office of Thrift Supervision must approve the applications required to effect the Conversion. These approvals have been obtained. Third, the Plan of Conversion must be approved by a majority of all votes eligible to be cast by Globe Homestead's voting members. A Special Meeting of voting members will be held on ______________ to consider and vote upon the Plan of Conversion.

                               GLOBE BANCORP, INC.

7.       Q.       WHAT IS A HOLDING COMPANY?
         A.       A holding company is a business entity that owns another
                  entity. Concurrent with the Conversion, Globe Homestead will become a subsidiary of Globe Bancorp, a holding company Globe
                  Homestead formed to hold all of its outstanding capital stock.

8.       Q.       IF I DECIDE TO BUY STOCK IN THIS OFFERING, WILL I OWN STOCK
                  IN GLOBE BANCORP OR GLOBE HOMESTEAD?
         A.       You will own stock in Globe Bancorp. However, Globe Bancorp, as a holding
                  company, will own all of the outstanding capital stock of Globe Homestead.

9.       Q.       WHY DID THE BOARD OF DIRECTORS FORM GLOBE BANCORP?
         A.       The Board of Directors believes that the Conversion of Globe
                  Homestead and the formation of Globe Bancorp will result in a stronger financial institution with the ability to provide additional flexibility to diversify Globe Homestead's business activities.

                          ABOUT BECOMING A STOCKHOLDER

10.      Q.       WHAT ARE THE SUBSCRIPTION AND COMMUNITY  OFFERINGS?
         A.       Under the Plan of Conversion, Globe Bancorp is offering shares of stock in the Subscription Offering, to certain current and former customers of Globe Homestead and to Globe Homestead's
                  Employee Stock Ownership Plan ("ESOP"). Shares which are not subscribed for in the Subscription Offering, if any, may be offered to the general public in a Community Offering with preference given to natural persons and their trusts who are permanent residents of Jefferson Parish, Louisiana. These offerings are consistent with the board's objective of Globe
                  Homestead being a locally owned financial institution. The
                  Subscription Offering, and the Community Offering, if conducted, are being managed by Trident Securities.

11.      Q.       MUST I PAY A COMMISSION TO BUY STOCK IN CONJUNCTION WITH THE
                  SUBSCRIPTION OFFERING OR COMMUNITY OFFERING?
         A.       No. You will not pay a commission to buy the stock if the
                  stock is subscribed for in the Subscription Offering or the Community Offering, if conducted.

12.      Q.       HOW MANY SHARES OF GLOBE BANCORP COMMON STOCK WILL BE ISSUED
                  IN THE CONVERSION?
         A.       It is currently expected that between 195,500 shares and
                  304,175 shares of common stock will be sold at a price of $10.00 per share.

13.      Q.       HOW WAS THE DOLLAR SIZE OF THE OFFERING DETERMINED?
         A.       The aggregate price of the common stock was determined by
                  Ferguson and Company, an independent appraisal firm specializing in the thrift industry, and was approved by the Office of Thrift Supervision. The dollar size of the offering is based on the pro forma market value of Globe Homestead and Globe Bancorp, as determined by the independent evaluation.

14.      Q.       WHO IS ENTITLED TO SUBSCRIBE FOR STOCK IN THE CONVERSION?
         A.       The shares of Globe Bancorp to be issued in the Conversion are being offered in the Subscription Offering to the following categories in order of priority: (i) depositors whose accounts in Globe Homestead total $50.00 or more as of June 30, 1999,
                  (ii) the ESOP, (iii) depositors with $50.00 or more on deposit at Globe Homestead as of March 31, 2001, but not otherwise eligible in the first two priority categories, and (iv) depositors of Globe Homestead as of _____, 2001, but who are not otherwise eligible in the first three priority categories. All of which is subject to the priorities and purchase limitations set forth in the Plan of Conversion.
                  Common Stock not subscribed for in the Subscription Offering may be offered in the Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in Jefferson Parish, Louisiana.

15.      Q.       ARE THE SUBSCRIPTION RIGHTS TRANSFERABLE?
         A.       No. Subscription rights granted to Globe Homestead's
                  depositors and borrowers in the Conversion are not transferable. Persons violating such prohibition, directly or indirectly, may lose their right to subscribe for stock in the Conversion and be subject to other possible sanctions. It is the responsibility of each subscriber who is a depositor and/or borrower to list completely all account numbers for qualifying savings accounts or loans as of the qualifying date on the stock order form.

16.      Q.       WHAT ARE THE MINIMUM AND MAXIMUM NUMBERS OF SHARES THAT I CAN
                  SUBSCRIBE FOR IN THE CONVERSION?
         A.       The minimum stock purchase is 25 shares or $250.00. The
                  maximum purchase in the Conversion by any person or person exercising rights through one account other than the ESOP, is 10,000 shares or $100,000.00.

17.      Q.       WILL THE BOARD OF DIRECTORS AND MANAGEMENT OF GLOBE HOMESTEAD
                  SUBSCRIBE FOR STOCK IN GLOBE BANCORP?
         A.       Directors and executive officers of Globe Homestead are
                  expected to subscribe for _____ shares. The directors and executive officers will pay the same $10.00 per share price as all other persons who order stock in the Subscription or Community Offerings.

18.      Q.       HOW DO I SUBSCRIBE FOR SHARES OF STOCK?
         A.       To subscribe for shares of stock in the Subscription Offering, you should send or deliver an original stock order form together with full payment (or appropriate instructions for withdrawal from permitted deposit accounts as described below) to Globe Homestead in the postage-paid envelope provided. The stock order form and payment or withdrawal authorization instructions must be received prior to the close of the Subscription Offering, which will terminate at 12:00 noon, Central Time, on ______, 2001, unless extended. Payment for shares may be made by check, money order or account withdrawal. Subscribers who have deposit accounts with Globe
                  Homestead may include instructions on the stock order form requesting withdrawal from such deposit account(s) to subscribe for shares of Globe Bancorp. Withdrawals from certificates of deposit may be made without incurring an early withdrawal penalty.

                  If shares remain available for sale after the expiration of the Subscription Offering, they may be offered in the Community Offering, which may commence at any time after the commencement of the Subscription Offering and may terminate at any time without notice, but may not terminate later than _____, 2001. Persons who wish to order stock in the Community Offering should return their stock order form as soon as possible after the Community Offering begins. Members of the general public should contact the Stock Information Center at (504) 887-0059 for additional information before submitting an order in the Community Offering.

19.      Q.       MAY I USE FUNDS IN A RETIREMENT ACCOUNT TO SUBSCRIBE FOR
                  STOCK?
         A.       Yes. If you are interested in using funds held in your
                  retirement account at Globe Homestead, YOU WILL NEED TO
                  TRANSFER THOSE FUNDS TO A SELF-DIRECTED IRA WITH THE CUSTODIAN
                  OF YOUR CHOICE. This process may be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account. Due to the additional paperwork involved; however, IRA transfers often require several days to complete. Therefore, the process should be initiated as soon as possible to have the self-directed IRA in place to subscribe for the stock before the offering closes on ______, 2001. Globe Homestead will not be responsible for delays caused by third party brokerage firms which could result in IRA stock orders not meeting the ______, 2001 deadline. For additional information or names of local brokers offering this option, call the Stock Information Center at
                  (504) 887-0059.

20.      Q.       WILL I RECEIVE INTEREST ON FUNDS I SUBMIT FOR A STOCK
                  SUBSCRIPTION?
         A.       Yes. Globe Homestead will pay interest at its passbook savings account rate from the date the funds are received until completion of the stock offering or termination of the Conversion. All funds authorized for withdrawal from deposit accounts with Globe Homestead will continue to earn interest at the contractual rate until the date of the completion of the Conversion.

21.      Q.       MAY I OBTAIN A LOAN FROM GLOBE HOMESTEAD TO PAY FOR SHARES
                  SUBSCRIBED FOR IN THE CONVERSION?
         A.       No. Federal regulations prohibit Globe Homestead from making loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of subscribing for stock in the Conversion.

22.      Q.       IF I BUY STOCK IN THE CONVERSION, HOW WOULD I GO ABOUT BUYING
                  ADDITIONAL SHARES OR SELLING SHARES IN THE AFTERMARKET?
         A.       You would contact a stock broker to buy or sell shares.
                  However, as a newly organized company, Globe Bancorp has never issued capital stock, and consequently there is no established market for its common stock at this time. Globe Bancorp has requested that Trident Securities make a market for the common stock through the OTC Electronic Bulletin Board. However, it is unlikely that an active trading market for the common stock will develop, and there can be no assurance that the shares of Common Stock being offered in the Conversion can be resold at or above the $10.00 purchase price.

23.      Q.       WHAT IS GLOBE BANCORP'S DIVIDEND POLICY?

         A. After we complete the conversion, Globe Bancorp's Board of Directors will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. We intend to pay semi-annual cash dividends on the common stock at an initial rate of $0.30 per share per annum (representing 3.0% of the purchase price), commencing at the end of fiscal 2001. However, the rate of such dividends and the initial or continued payment thereof will depend upon a number of factors, including the amount of net proceeds retained by Globe Bancorp in the conversion, investment opportunities available to Globe Bancorp, capital requirements, Globe Bancorp financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.

24.      Q.       WILL THE FDIC INSURE THE SHARES OF GLOBE BANCORP?
         A.       No. The shares of Globe Bancorp are not savings deposits or savings accounts and are not insured by the FDIC or any other government agency.

25.      Q.       IF I SUBSCRIBE FOR SHARES AND LATER CHANGE MY MIND, WILL I BE
                  ABLE TO GET A REFUND OR MODIFY MY ORDER?
         A.       No. Your order cannot be canceled, withdrawn or modified once it has been received by Globe Homestead without the consent of Globe Homestead.

                    ABOUT VOTING "FOR" THE PLAN OF CONVERSION

26.      Q.       WHO IS ELIGIBLE TO VOTE AT THE SPECIAL MEETING OF MEMBERS TO
                  BE HELD TO CONSIDER THE PLAN OF CONVERSION?
         A.       You are eligible to vote at the Special Meeting of Members to be held on _____, 2001 if you were a depositor or borrower of Globe Homestead at the close of business on ______, 2001, and continue as such until the Special Meeting. If you were a member on _______, 2001, you should have received a proxy statement and a proxy card with which to vote.

27.      Q.       HOW MANY VOTES DO I HAVE?
         A.       Each account holder is entitled to one vote for each $100, or fraction thereof, on deposit in such account(s) as of _______, 2001. Each borrower member is entitled to cast one vote in addition to the number of votes, if any, he or she is entitled to cast as an account holder. No member may cast more than 1,000 votes. These voting criteria are established by law under Globe Homestead's charter.

28.      Q.       IF I VOTE "AGAINST" THE PLAN OF CONVERSION AND IT IS APPROVED,
                  WILL I BE PROHIBITED FROM BUYING STOCK DURING THE SUBSCRIPTION
                  OFFERING?
         A.       No. Voting against the Plan of Conversion in no way restricts you from purchasing Globe Bancorp stock.

29.      Q.       DID THE BOARD OF DIRECTORS OF GLOBE HOMESTEAD UNANIMOUSLY
                  ADOPT THE PLAN OF CONVERSION?
         A.       Yes. Globe Homestead's Board of Directors unanimously adopted the Plan of Conversion and recommends that all members vote
                  "FOR" approval of such Plan.

30.      Q.       WHAT HAPPENS IF GLOBE HOMESTEAD DOES NOT GET ENOUGH VOTES TO
                  APPROVE THE  PLAN OF CONVERSION?
         A.       The Conversion would not take place, and Globe Homestead
                  would remain a mutual savings association.

31.      Q.       AS A QUALIFYING DEPOSITOR OR BORROWER OF GLOBE HOMESTEAD, AM
                  I REQUIRED TO VOTE?
         A.       No. However, failure to return your proxy card or otherwise vote will have the same effect as a vote AGAINST the Plan of Conversion.

32.      Q.       WHAT IS A PROXY CARD?
         A.       A proxy card gives you the ability to vote without attending the Special Meeting in person. IF YOU RECEIVED MORE THAN ONE
                  INFORMATIONAL PACKET, THEN YOU SHOULD VOTE THE PROXY CARDS IN
                  ALL PACKETS. Your proxy card(s) is (are) located in the window sleeve of your informational packet(s).

                  You may attend the meeting and vote, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy. Previously executed proxies, other than those proxies sent pursuant to the Conversion, will not be used to vote for approval of the Plan of Conversion, even if the respective members do not execute another proxy or attend the Special Meeting and vote in person.

33.      Q.       HOW CAN I GET FURTHER INFORMATION CONCERNING THE STOCK
                  OFFERING?
         A.       You may call the Stock Information Center at (504) 887-0059 for further information or to request a copy of the Prospectus, a stock order form, a proxy statement or a proxy card.

         THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK OF GLOBE BANCORP. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS. THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY GLOBE BANCORP STOCK WOULD BE UNLAWFUL. THE SHARES OF GLOBE BANCORP COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

            IV. Individual Letters and Community Meeting Invitations

A.       Explanation

In order to educate the public about the stock offering, Trident suggests holding community meetings in various locations. In an effort to target a group of interested investors, Trident requests that each director of Globe Homestead submit a list of people that he or she would like to invite to a community meeting.

B.       Method of Distribution of Invitations and Prospect Letters

Each Director submits his or her list of prospects. Invitations are sent to each Director's prospects through the mail. All invitations are preceded by a Prospectus and all attendees are given a Prospectus at the meeting. Letters will be sent all attendees to thank them for their attendance and to remind them of closing dates.

C.   Examples enclosed.

                              (Trident Letterhead)

                                  May __, 2001


To Members and Friends of Globe Homestead Federal Savings Association:

         Trident Securities, a member of the National Association of Securities Dealers, Inc., is assisting Globe Homestead Federal Savings Association("Globe Homestead") in its Conversion from a federally-chartered mutual savings association to a federally-chartered stock savings bank, whereby Globe Homestead will operate as a wholly-owned subsidiary of Globe Bancorp, Inc. ("Globe Bancorp").

         At the request of Globe Homestead, we are enclosing materials explaining the subscription offering process and your right to subscribe for shares of common stock of Globe Bancorp. Please read the enclosed offering materials carefully before subscribing for stock.

         If you have any questions, please call the Stock Information Center at
(504) 887-0059.



                                                    Sincerely,

                                                    TRIDENT SECURITIES


THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK OF GLOBE BANCORP. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS. THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY GLOBE BANCORP STOCK WOULD BE UNLAWFUL. THE SHARES OF GLOBE BANCORP COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                          (Globe Homestead Letterhead)
                               ____________, 2001

Dear Valued Customer:

         Globe Homestead Federal Savings ("Globe Homestead") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Globe Homestead in that it allows customers, community members, directors and employees an opportunity to own stock in Globe Bancorp, Inc. ("Globe Bancorp"), the proposed holding company for Globe Homestead.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage deposits at Globe Homestead, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Globe Homestead. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Globe Homestead.

         As one of our valued members, you have the opportunity to invest in Globe Homestead's future by subscribing for stock in Globe Bancorp during the Subscription Offering, without paying a sales commission. If you decide to exercise your rights to subscribe for shares, you must return the properly completed stock order form together with full payment for the subscribed shares to be received by Globe Homestead no later than 12:00 noon. Central Time on __________, 2001.

         The Plan of Conversion will be voted on at a Special Meeting of members to be held on ________, 2001. Your Board of Directors urges you to vote "FOR" Globe Homestead's Plan of Conversion on the enclosed proxy card. A vote in favor of the Plan does not obligate you to subscribe for stock. Please sign and return your proxy card promptly; your vote is important to us.

         We have also enclosed a Prospectus and Proxy Statement that fully describes Globe Homestead, its management, Board of Directors, business and the Plan of Conversion. Please review it carefully before you vote or invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (504) 887-0059.

         We look forward to continuing to provide quality financial services to you.

                                            Sincerely,

                                            Thomas Exnicios
                                            President and CEO

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK OF GLOBE BANCORP. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS. THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY GLOBE BANCORP STOCK WOULD BE UNLAWFUL. THE SHARES OF GLOBE BANCORP COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                          (Globe Homestead Letterhead)

                               ____________, 2001

Dear Interested Investor:

         Globe Homestead Federal Savings Association ("Globe Homestead") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Globe Homestead in that it allows customers, community members, directors and employees an opportunity to own stock in Globe Bancorp, Inc. ("Globe Bancorp"), the proposed holding company for Globe Homestead.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on Globe Homestead deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Globe Homestead. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Globe Homestead.

         Enclosed is a Prospectus that fully describes Globe Homestead, its management, Board of Director, business and Plan of Conversion. Please review it carefully before you make an investment decision. If you decide to invest, please return to Globe Homestead a properly completed stock order form together with full payment for shares at your earliest convenience but not later than 12:00 noon Central Time on _______, 2001. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (504) 887-0059.

         We look forward to continuing to provide quality financial services to you.

                                            Sincerely,


                                            Thomas Exnicios
                                            President and CEO

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK OF GLOBE BANCORP. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS. THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY GLOBE BANCORP STOCK WOULD BE UNLAWFUL. THE SHARES OF GLOBE BANCORP COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                          (Globe Homestead Letterhead)

                               ____________, 2001

Dear Friend:

         Globe Homestead Federal Savings Association ("Globe Homestead") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Globe Homestead in that it allows customers, community members, directors and employees an opportunity to own stock in Globe Bancorp, Inc. ("Globe Bancorp"), the proposed holding company for Globe Homestead.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on Globe Homestead deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Globe Homestead. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors of Globe Homestead.

         Our records indicate that you were a depositor of Globe Homestead on June 30, 1999 or March 31, 2001, but that you were not a member on April _, 2001. Therefore, under applicable law, you are entitled to subscribe for common stock in Globe Bancorp's Subscription Offering. Orders submitted by you and others in the Subscription Offering are contingent upon the current members' approval of the Plan of Conversion at a special meeting of members to be held on ________, 2001 and upon receipt of all required regulatory approvals.

         If you decide to exercise your rights to subscribe for stock, you must return the properly completed stock order form together with full payment for the subscribed shares so that it is received by Globe Homestead not later than 12:00 noon. Central Time on _______, 2001.

         Enclosed is a Prospectus that fully describes Globe Homestead, its management, Board of Directors, business and Plan of Conversion. Please review it carefully before you invest. For your convenience we have established a Stock Information Center. If you have any questions, please call the Stock Information Center collect at (504) 887-0059.

         We look forward to continuing to provide quality financial services to you.

                                            Sincerely,

                                            Thomas Exnicios
                                            President and CEO

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK OF GLOBE BANCORP. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS. THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY GLOBE BANCORP STOCK WOULD BE UNLAWFUL. THE SHARES OF GLOBE BANCORP COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                          (Globe Homestead Letterhead)

                               ____________, 2001


Dear Voting Customer:

         Globe Homestead Federal Savings Association ("Globe Homestead") is pleased to announce that it has received regulatory approval to proceed with its plan to convert to a federally-chartered stock savings bank. This stock conversion is the most significant event in the history of Globe Homestead in that it allows customers, community members, directors and employees an opportunity to own stock in Globe Bancorp, Inc. ("Globe Bancorp"), the proposed holding company for Globe Homestead.

         We want to assure you that the Conversion will not affect the terms, balances, interest rates or existing FDIC insurance coverage on Globe Homestead deposits, or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with Globe Homestead. Let us also assure you that the Conversion will not result in any changes in the management, personnel or the Board of Directors.

         The Plan of Conversion will be voted on at a Special Meeting of members to be held on ______. Your Board of Directors urges you to vote "FOR" Globe Homestead's Plan of Conversion on the enclosed proxy card. Please sign and return your proxy card promptly; your vote is important to us.

         We have also enclosed a Proxy Statement and a Prospectus which fully describe Globe Homestead, its management, Board of Directors, business and the Plan of Conversion. Please review these documents carefully before you vote. If you have any questions, please call the Stock Information Center at
(504) 887-0059.

         Although you may vote on the Plan of Conversion, Globe Bancorp is unfortunately unable to either offer or sell its common stock to you (i) because the number of eligible subscribers in your state makes registration or qualification of the common stock or the filing of a consent to service of process under the securities laws of your state impracticable, for reasons of cost or otherwise, (ii) because the number of eligible subscribers in your state makes registration or qualification of Globe Bancorp, Globe Homestead, or their officers, directors, employees and persons acting on their behalf as broker-dealers or salesman in your state impracticable, for reasons of cost or otherwise, or (iii) because you reside in a foreign country. Accordingly, neither this letter, the enclosed materials nor the materials that you may request should be considered an offer to sell or a solicitation of an offer to buy Globe Bancorp's common stock.

         We look forward to continuing to provide quality financial services to you.


                                                     Sincerely,


                                                     Thomas Exnicios
                                                     President and CEO

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK OF GLOBE BANCORP. THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY GLOBE BANCORP STOCK WOULD BE UNLAWFUL. THE SHARES OF GLOBE BANCORP COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

* Final Reminder Letter *

                                                   _________, 2001


&salutation&firstname&lastname&
&address&
&city&, &state&  &zip&

Dear &prefername&:

         I am writing to remind you that the deadline for subscribing for stock in Globe Bancorp, Inc. is quickly approaching. I hope you will join me in becoming a charter stockholder in one of Louisiana's newest publicly owned financial institutions.

         The deadline for becoming a charter stockholder is 12:00 Noon, Central Time, on _________, 2001. If you have any questions, please call our Stock Information Center at (504) 887-0059.

         Once again, I look forward to having you join me as a charter stockholder in Globe Bancorp.

                                                              Sincerely,



                                                              Thomas Exnicios
                                                              President and CEO


THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK OF GLOBE BANCORP. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS. THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY GLOBE BANCORP STOCK WOULD BE UNLAWFUL. THE SHARES OF GLOBE BANCORP COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

================================================================================

                           THE DIRECTORS AND OFFICERS

                                       OF

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION

                     CORDIALLY INVITE YOU TO ATTEND A BRIEF

                  PRESENTATION REGARDING THE STOCK OFFERING OF

               GLOBE BANCORP, INC., OUR PROPOSED HOLDING COMPANY.

                              PLEASE JOIN US AT THE

                                 --------------

                              ---------------------

                           ---------------------------

                                  ------------

                                  ------------

                                FOR REFRESHMENTS


YOU MUST RESPOND BY ____________ TO RESERVE A SEAT
R.S.V.P. _____________

================================================================================

                       V. Counter Cards and Lobby Posters

A.       Explanation

         Counter cards and lobby posters serve two purposes: (1) As a notice to Globe Homestead's customers and members of the local community that the stock sale is underway and (2) to remind the customers of the end of the Subscription Offering. Many people often forget the deadline for subscribing and therefore we suggest the use of these simple reminders.

B.       Quantity

         Approximately 2 - 3 Counter cards will be used at teller windows and on customer service representatives' desk.

         Approximately 1 - 2 Lobby posters will be used at Globe Homestead's office.

C.       Example

D.       Size

         The counter card will be approximately 8 1/2" x 11".
         The lobby poster will be approximately 16" x 20".

C.
                             POSTER OR COUNTER CARD


================================================================================

                           "TAKE STOCK IN OUR FUTURE"

                              "GLOBE BANCORP, INC.
                            STOCK OFFERING MATERIALS
                                 AVAILABLE HERE"

              "DEADLINE TO SUBSCRIBE FOR STOCK IS _____ __, 2001."

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION

================================================================================

                               VII. Proxy Reminder


A.       Explanation

         A proxy reminder is used when the majority of votes needed to adopt the Plan of Conversion is still outstanding. The proxy reminder is mailed to those "target vote" depositors who have not previously returned their signed proxy.

         The target vote depositors are determined by the conversion agent.

B.       Example

C.       Size

         Proxy reminder is approximately 8 1/2" x 11".

B.       Example
--------------------------------------------------------------------------------

                            P R O X Y   R E M I N D E R

                   GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION


YOUR VOTE ON OUR STOCK CONVERSION PLAN HAS NOT BEEN RECEIVED. YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN OF CONVERSION.

VOTING FOR THE PLAN OF CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS. DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY SUBSCRIBE FOR STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE PROXY CARD TO GLOBE HOMESTEAD TODAY.

PLEASE VOTE ALL PROXY CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION.  THANK YOU.

                                    THE BOARD OF DIRECTORS AND MANAGEMENT OF
                                    GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION

--------------------------------------------------------------------------------

                        IF YOU RECENTLY MAILED THE PROXY,
               PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST

                   FOR FURTHER INFORMATION CALL (504) 887-0059.

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE STOCK OF GLOBE BANCORP. THE OFFER IS MADE ONLY THROUGH THE PROSPECTUS. THERE SHALL BE NO OFFER IN ANY STATE WHERE SUCH OFFER OR SOLICITATION OF AN OFFER TO BUY GLOBE BANCORP STOCK WOULD BE UNLAWFUL. THE SHARES OF GLOBE BANCORP COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                     VII. Subscription Rights Special Notice

A.       Explanation

         In an effort to educate depositors and/or borrowers of Globe Homestead about their subscription rights and the possible violation or transfer of subscription rights which could occur, each member and friend will receive a special one-page notice. The notice should be printed on a colored paper and will contain language from the Prospectus that discusses the transfer of subscription rights.

         A.       Example enclosed

                               SUBSCRIPTION RIGHTS


                                 SPECIAL NOTICE



         ANY TRANSFER OF, OR ATTEMPT TO TRANSFER, A SUBSCRIPTION RIGHT TO ANY OTHER PERSON IS ILLEGAL AND SUBJECT TO CIVIL FINES AND/OR PENALTIES AND EVEN CRIMINAL FINES AND/OR PENALTIES. GLOBE HOMESTEAD FEDERAL SAVINGS ASSOCIATION INTENDS TO PROSECUTE VIGOROUSLY ANY TRANSFER OF, OR ATTEMPT TO TRANSFER, SUBSCRIPTION RIGHTS THAT COME TO ITS ATTENTION.

IF YOU ARE CONTACTED BY ANYONE OFFERING TO GIVE YOU MONEY TO BUY STOCK IN EXCHANGE FOR TRANSFERRING THE STOCK TO THEM LATER, SHARE IN ANY WAY PROCEEDS UPON THE SALE OF THE STOCK, OR TRANSFER YOUR SUBSCRIPTION RIGHTS IN ANY OTHER WAY, PLEASE CALL US IMMEDIATELY AT (504) 887-0059.